Exhibit 99.1

Sealed Air Corporation
Park 80 East
Saddle Brook, NJ 07663-5291

for release: June 8, 2004	Contact:	Eric D. Burrell
201-791-7600

SEALED AIR FILES MOTION TO VACATE COURT OPINION

Settlement Agreement Stands Unchanged

SADDLE BROOK, N.J., Tuesday, June 8, 2004 — Sealed Air Corporation (NYSE:SEE) announced today that it filed a motion with the District Court of Delaware requesting that the court vacate the July 29, 2002 opinion on the legal standard to be applied relating to the fraudulent transfer claims against the Company.  Sealed Air is not challenging the settlement agreement signed and presented to the court for approval in November 2003.  The Company still expects that the settlement agreement will become effective upon the court’s approval and W. R. Grace’s emergence from bankruptcy with a plan of reorganization that is consistent with the terms of the settlement.

The Company filed the motion to vacate the opinion based on its belief that the opinion is contrary to established law set forth in other court rulings, both before and after the opinion was issued, holding that transactions should not be challenged after the fact on the basis of hindsight.  The motion was filed as a protective measure in the event the settlement agreement is ultimately not approved or implemented.

On November 10, 2003, Sealed Air reached a definitive settlement agreement with the Committees appointed to represent asbestos claimants in the bankruptcy case of W. R. Grace to resolve all current and future asbestos-related claims and the pending fraudulent transfer claims made against the Company and its affiliates in connection with the 1998 transaction in which Sealed Air acquired the Cryovac packaging business.

Business

Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air Corporation, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  Actual results may differ materially from these expectations due to a number of factors, such as changes in economic, political, business and market conditions, factors affecting customers, the effects of animal and food-related health issues, interest and exchange rates, the success of new products, raw material and energy costs, and legal proceedings.  A more extensive list and description of these factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in the Company’s other publicly-available filings with the Securities and Exchange Commission.